UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 26, 2012 (March 9, 2012)

NET SAVINGS LINK, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

101 North Garden Avenue, Suite 240
Clearwater, FL   33755
(Address of principal executive offices and Zip Code)

(727) 442-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On March 9, 2012 Net Savings Link, Inc., (“NSL”) executed a Secured Convertible Promissory note in the amount of $75,000.00 payable to Southridge Partners II, LP, a Delaware Limited Partnership (“Southridge”) and related Equity Purchase Agreement (collectively the foregoing are referred to as the “Note”).  David Saltrelli, President & CEO pledged 2,500,000 of his shares as collateral to guarantee the Note.  Under the terms of the Note, Net Savings Link, Inc. is obligated to repay $75,000.00 with interest thereon at the rate of 8% per annum on June 23, 2012.  In addition, NSL will issue a stock warrant for 1,500,000 shares of its common stock with an initial exercise price of $0.05 per share, however, Southridge may elect a cashless exercise as described in the Note.  If the Note is not paid on June 23, 2012, we will pay an amount 130% times the sum then due.

The Note may, at the election of Southridge, be converted into restricted shares of NSL’s common stock on the basis of 60% of the market price of our common stock, which represents a discount of 40% from the market price.  For example, if the price of one share of common stock is a dollar, Southridge may convert $0.60 of debt into one share of common stock.  In the event Net Savings Link, Inc. elects to prepay the Note, we are obligated to pay the following:  Between 1 and 90 days from the date of the Note - 120% of the unpaid balance due on the Note; between 91 and 180 days from the date of the Note - 125% of the unpaid balance due on the Note; and, after 180 days of the date of the Note - 130% of the unpaid balance due on the Note.  In addition, NSL has provided certain registration rights as disclosed in a companion Registration Rights Agreement.

On March 9, 2012 NSL entered into an Equity Purchase Agreement with Southridge Partners II, LP, a Delaware Limited Partnership (“Southridge”) whereas, the parties desire that, based upon the terms and subject to the conditions contained, to which the Parties have agreed, the Company shall issue and sell to Southridge, from time to time as provided herein, and Southridge shall purchase up to Twenty Million Dollars ($20,000,000) of its Common Stock at a purchase price of 91% (that represent a discount of 9%) of the Market Price on such date on which the Purchase Price is calculated in accordance with the terms and conditions of the agreement.  Net Savings Link is not obligated to take down the entire $20,000,000 and it may put stock to Southridge at any time according to the terms and conditions of the agreement through March 8, 2014.  Southridge is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Southridge has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Registered Securities.   Southridge acknowledged that an investment in the Registered Securities is speculative and involves a high degree of risk.  Southridge is not an officer, director or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On March 9, 2012 Net Savings Link, Inc., (“NSL”) executed a Secured Convertible Promissory note in the amount of $75,000.00 payable to Southridge Partners II, LP, a Delaware Limited Partnership (“Southridge”) and related Equity Purchase Agreement (collectively the foregoing are referred to as the “Note”).  David Saltrelli, President & CEO pledged 2,500,000 of his shares as collateral to guarantee the Note.  Under the terms of the Note, Net Savings Link, Inc. is obligated to repay $75,000.00 with interest thereon at the rate of 8% per annum on June 23, 2012.  In addition, NSL will issue a stock warrant for 1,500,000 shares of its common stock with an initial exercise price of $0.05 per share, however, Southridge may elect a cashless exercise as described in the Note.  If the Note is not paid on June 23, 2012, we will pay an amount 130% times the sum then due.

The Note may, at the election of Southridge, be converted into restricted shares of NSL’s common stock on the basis of 60% of the market price of our common stock, which represents a discount of 40% from the market price.  For example, if the price of one share of common stock is a dollar, Southridge may convert $0.60 of debt into one share of common stock.  In the event Net Savings Link, Inc. elects to prepay the Note, we are obligated to pay the following:  Between 1 and 90 days from the date of the Note - 120% of the unpaid balance due on the Note; between 91 and 180 days from the date of the Note - 125% of the unpaid balance due on the Note; and, after 180 days of the date of the Note - 130% of the unpaid balance due on the Note.  In addition, NSL has provided certain registration rights as disclosed in a companion Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 26th day of March 2012.

NET SAVINGS LINK, INC.

BY:	DAVID SALTRELLI
David Saltrelli, President
President, Principal Executive Officer, Principal Accounting Officer and a member of the Board of Directors